Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Expro Group Holdings N.V.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, nominal value €0.06 per share	457(c) and (h)	5,000,000	$14.60	$73,000,000	$0.0001476	$10,774.80
Total Offering Amounts							$10,774.80
Total Fee Offsets							$0
Net Fee Due							$10,774.80

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of additional shares of the Registrant’s Common Stock, with respect to the shares registered herein in the event of stock splits, stock dividends and similar transactions.

(2)	Represents 5,000,000 shares of Common Stock issuable under the Expro Group Holdings N.V. 2023 Employee Stock Purchase Plan (the “Plan”) as of the effective date of the Plan.
(3)

Estimated pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended, based upon the average of the high and low sales prices on November 9, 2023 of the shares of Registrant’s Common Stock, as reported on the New York Stock Exchange.